EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment no. 1 to the Registration Statement on Form S-3 (No. 333-160759) of our report dated March 13, 2009, except for note 1(b), which is as of November 5, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting and our report dated March 13, 2009 relating to the financial statement schedule, which appear in Exhibit 13 to Item 15 of Angiotech Pharmaceutical Inc.’s Annual Report on Form 10-K/A (Amendment no. 2) filed on November 6, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Vancouver, British Columbia

December 4, 2009